Factory Leasing Agreement

Party A: Chen Jin Yao (Identity card number: 440721570929731)
Party B: 江门市活思环保包装制品有限公司 (Jiangmen) Roots Biopack Company Ltd

Agreement between Party A and Party B for Party B’s leasing of Party A’s industrial premises and dormitory located in Duruan Tingyuan Industrial Area, Duruan Town, Pengjian District, Jiangmen City is made on the basis of fairness, equality and mutual benefit and in accordance with the “Contract Law of the People’s Republic of China”. Both parties are to abide by the terms and conditions stipulated under the agreement.

I.           Lease Period and Conditions of the aforesaid premises

1.

The lease term is 15 years commencing from the date of signing this Contract (i.e. from 1st March 2007 to 29 February 2022). When the lease period expires, Party B shall have the priority to renew the lease.

2.

The premises shall be handed over to Party B15 days after the signing of this Contract. At the time of handover, the Parties shall state and confirm the handover checklist as an annex of this Contract. Party A shall provide all inspection certificates of the premises and attached facilities, ensuring all facilities are in good conditions and fulfill general purpose of usage.

3.

All factories (Four blocks), dormitories (three blocks), all first floor shops, second floor office, entrance, toilets, garage, storing shelter and all (open) land, substation, transformer (315kW), a set of kitchen stove are leased to Party B. (factory areas, garage, dormitory are all equipped with water, electricity, fire prevention and fire fighting equipment, and thunder attack prevention facilities).

II.          Due Date and Payment Method of Rent and Deposit

1.

Party B shall on the signing hereof deposit with Party A the sum of RMB100,000.00 as partial rental deposit. Party B shall further deposit with Party A the sum of RMB209,000.00 before 5 March 2007 as the balance of 3 months’ rental deposit (three months’ rental deposit equals to RMB309,000.00). The rental deposit shall be refunded to Party B by Party A without interest upon the expiration of the lease.

2.

Monthly rent shall be RMB103,000.00. For the period from the first to the fifth year, monthly rent shall be RMB103,000.00 (RMB One Hundred and Three Thousand Only), total annual rent shall be RMB1,236,000.00 (RMB One Million Two Hundred and Thirty Six Thousand Only).

From the sixth year (1 March 2012) onward, the rent shall be increased by 5% every 3 years. i.e. From 1 March 2012 to 30 February 2015, annual rent shall be RMB1,297,800.00 (RMB One Million Two Hundred Ninety Seven Thousand and Eight Hundred Only), monthly rent shall be RMB108,150.00 (RMB One Hundred Eight Thousand One Hundred and Fifty Only).

From 1 March 2015 to 30 February 2018, annual rent shall be RMB 1,362,690.00 (One Million Three Hundred Sixty Two Thousand Six Hundred and Ninety Only),

monthly rent shall be RMB 113,557.50 (RMB One Hundred Thirteen Thousand Five Hundred Fifty Seven and Fifty Cents Only).

From 1 March 2018 to 30 February 2022, annual rent shall be RMB1,430,824.50 (RMB One Million Four Hundred Thirty Thousand Eight Hundred Twenty Four and Fifty Cents Only), monthly rent shall be RMB119,235.80 (RMB One Hundred Nineteen Thousand Two Hundred Thirty Five and Eighty Cents Only).

3.

Party B shall pay Party A the rent on or before 15th of each month. If Party B delays the payment of rent, in contradiction to this contract, for a period of 15 days or more), Party B shall pay monthly rate of 5% on the total overdue rent as penalty. If the rent is overdue for more than 60 days, Party A shall have the right to terminate this Contract. Tax is not included in the annual rents stated above and Party B shall be responsible for all tax payable).

4.

In order to encourage investor, Party A grants a rent-free period of 2 months for Party B to carry out renovation. The rent-free period shall be from 1 March 2007 to 31 April 2007. Party B shall pay Party A the rent commencing from 1 May 2007.

III.        Rights and Obligations of The Parties

1.

(Party A) Shall guarantee the lawful ownership of the premises and dormitories as listed in Item I of this Contract. (If Party B suffers any loss due to the disputes on ownership of the aforesaid premises and dormitories, Party A shall bear full responsibilities and liabilities.)

2.

Party B shall take good care of the aforesaid premises and facilities within the lease period. If Party B wants to construct additional structures on the open area or inside the factory buildings, Party B shall obtain the consent from Party A in advance. However, if renovation, alteration, addition of structures and facilities are required for normal production or daily life, Party A shall grant the approval to Party B. Party B shall indemnify the cost for repairing damages caused deliberately. If the lease is not renewed upon the expiration, Party B shall return the premises and attached facilities (all buildings including additional ones) within the factory areas to Party A in intact conditions (fair wear and tear excepted).

3.

Party A shall be responsible for connecting the water and electricity of the premises and dormitory to the respective municipal network . Party B shall be responsible for the charges on water and electricity usage during lease period.

4.

Throughout the lease period, Party A shall be responsible for repair and maintenance of the main structure of the leased premises, dormitories and infrastructure facilities. Party B shall be responsible for keeping, repairing, maintaining and managing the non-structural parts of the leased premises, dormitory and ancillary facilities regularly at the expense of Party B.

5.

Throughout the lease period, Party B shall be entitled to using the premises and dormitories, but Party A shall be the owner. In any circumstances, the movable facilities invested by Party B shall be owned by Party B.

6.	Party A shall mainly be responsible for leasing of the factory, facilities and land. Party A shall not be liable for any debt, safety incidents, civil disputes related to Party B.

7.	Party B shall be responsible for the sewage fee, security fee, hygiene fee, garbage fee, cleaning fee, factory and land tax in the course of business operation.

8.

Throughout the lease period, Party B shall educate their staff to observe local rules on birth planning, hygiene, public security, safe production, and cooperate with local government and its executive departments on birth planning.

9.

If Party B intends to sublet the premises and dormitories after leasing, he shall seek written consent from Party A and subject to not violating the principle of this Contract. Otherwise, all responsibilities shall be born by Party B. The consequence of subletting shall not relate to Party A, Party B shall remain liable to Party A under this Contract.

10.

If Party B shall be desirous of renewing the lease of the factory on expiration of the term hereby created, Party B shall 90 days prior to the expiration of the present term give to Party A notice in writing of such intention. If Party B does not intend to renew, Party B shall notify Party A 90 days prior to the expiration of the present term and shall remove all machineries owned by Party B within 30 days after the expiration of the present term. The water and electricity facilities installed by Party B shall be owned by Party A.

11.

During the lease period, withdrawal of Party B due to business operation or of his own accord shall be deemed as breach of this Contract (except due to government action). In this event, the 3 months’ rental deposit shall not be refunded by Party A. This Contract shall be terminated immediately.

12.

During the lease period, when inevitable natural disaster, factors concerning the Government, or social factors cause Party B not to be able to continue the production, this Contract shall be terminated through mutual agreement of the Parties, rent shall be calculated according to actual days of occupancy. The Parties shall not be responsible for anything.

13.

Prior to the expiration of the lease period, the compensation payment given to Party A due to collection of properties by the government, shall belong to Party A and the compensation payment given to Party B shall belong Party B. No party shall interfere.

14.

Throughout the lease period, if Party A wants to sell the premises leased to Party B, Party A is required to inform Party B 90 days in advance, Party B shall have the priority to purchase on the same terms. Transferal (including grant, succession) of the premises by Party A shall not affect the validity of this Contract, transferee of the premises (new owner) shall continue to perform this Contract with Party B.

IV.

The Parties agree, upon signing of this Contract, that Party B deposit with Party A the sum of RMB100,000 as rental deposit. Party A agrees to obtain consent from Mortgagor regarding this lease arrangement in this Contract. After that (submit the certificate of agreement on the lease from Jiangmen Duruan Credit Cooperatives), Party B shall appoint lawyer to carry out land search of the premises within 10 days (Party A shall provide necessary cooperation). If the land search proves that Party A have the ownership of the premises and lawfully able to lease the premises to Party B, then the Parties shall continue to perform this Contract. Otherwise, Party A shall return Party B the paid deposit, rescind the Contract and the Parties shall not perform under the Contract.

V.	Dispute Resolution

1.

When any disputes arise out of the performance or the interpretation of this Contract, the Parties shall resolved by mutual agreement .If the Parties fail to agree, any party may submit the matter to the People’s Court where this Contract is signed or to the People’s Court where the Parties are located.

2.	During the time of disputes, the Parties shall continue to perform under the conditions (except the issues in dispute) of this Contract.

3.	The Parties may supplement this Contract by agreement on any items which are not covered by this Contract. The supplementary agreement shall have the same legal effect as this Contract.

4.	This Contract shall be effective upon signing by the Parties.

5.	2 copies of this contract were made. Each party retains 1 copy.

Party A:	Party B:
Legal representative:	Legal representative:
Representative:	Representative:

Date: 1 March 2007	Date: 1 March 2007